Exhibit 10.11

EXECUTION VERSION

CREDIT AGREEMENT

among

ADESTO TECHNOLOGIES CORPORATION

and

ARTEMIS ACQUISITION LLC,

as the Borrowers

and

OPUS BANK

as Lender

$15,000,000 Term Loan Facility

Dated as of April 30, 2015

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Forms of:

A	Form of Notice of Borrowing
B	Form of Compliance Certificate
C	Form of Note
D	Form of Warrant
E	Judicial Reference Waiver of Jury Trial
F	Form of General Security Agreement
G	Form of Guaranty
H	Form of Stock Pledge Agreement
I	Form of Intellectual Property Security Agreement

SCHEDULES

2.01	Commitments
5.01	Material Subsidiaries and First Tier Foreign Subsidiaries
5.05	Litigation
5.07	Ownership of Property
7.01	Existing Indebtedness and Liens
7.05	Investments
7.10	Subordination Provisions
9.02	Lending Offices, Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 30, 2015, by and among ADESTO TECHNOLOGIES CORPORATION, a California corporation (“Adesto”), ARTEMIS ACQUISITION LLC, a California limited liability company (“Artemis”, and, together with Adesto, collectively, the “Borrowers”), OPUS BANK, a California commercial bank, as Lender (“Lender”),

RECITALS

Borrowers have requested that the Lender provide a term loan facility and Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Adesto” has the meaning set forth in the introductory paragraph hereto.

“Adesto Technologies France” means Adesto’s wholly owned Subsidiary with that name which is incorporated and existing under the laws of France.

“Adesto Technologies UK” means Adesto’s wholly owned Subsidiary with that name which is incorporated and existing under the laws of the United Kingdom.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

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“Anti-Corruption Laws” mean the United States Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” mean the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the U.S. Money Laundering Control Act of 1986 and any other United States law or regulation governing such activities.

“Anti-Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Fed. Reg. 49,079 (2001), as amended.

“Approved Fund” means any Fund that is administered or managed by (a) Lender, (b) an Affiliate of Lender, or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Artemis” has the meaning set forth in the introductory paragraph hereto.

“Asset Coverage Ratio” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of Cash held in a Designated Deposit Account and Eligible Receivables for such period to (b) Senior Indebtedness for such period.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Subsidiary), in one transaction or a series of transactions, of all or any part of any Borrower or any of its domestic Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Securities of any Subsidiaries, other than (i) inventory or other assets (including Cash or Cash Equivalents) sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice, (ii) sales of other assets for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year, (iii) leases, subleases, licenses and sublicenses, each to the extent entered into in the ordinary course of business and (iv) transactions permitted by Section 7.04(a) and Section 7.04(b).

“Attorney Costs” means and includes all reasonable attorneys’ and other fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Blocked Person” means any (i) OFAC Listed Person, (ii) agent, department, or instrumentality of, or any Person otherwise beneficially owned by, controlled by or acted on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) Person otherwise blocked, subject to sanctions under or engaged in any activity in violation of any U.S. Economic Sanctions.

“Board” means the Board of the United States Federal Reserve System.

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“Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, San Francisco, California or Irvine, California are generally authorized or obligated, by law or executive order, to close.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Cash” or “Cash Equivalents” means assets properly classified as “marketable securities”, “cash”, “cash equivalents” or “short term investments” under GAAP.

“Change of Control” means (i) the direct or indirect acquisition by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of Borrowers and their Subsidiaries, or any person or entity acting it its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (a) beneficial ownership of the issued and outstanding shares of voting stock or similar equity interest of a corporation or other entity, the result of which acquisition is that such person or group possesses in excess of 40% of the combined voting power of all then-issued and outstanding voting stock of such corporation or other entity, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of such corporation or other entity, or (ii) if Adesto shall at any time cease to directly or indirectly own and control legally and beneficially (free and clear of all Liens) all of the Equity Securities of Artemis.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Senior Officer of Adesto.

“Consolidated Cash Balance” has the meaning set forth in Section 7.11(b).

“Consolidated EBITDA” means the sum of the following, provided that the items contained in (b) through (i) below shall be added to (a) only to the extent they have been deducted in calculating, and therefore form no portion of, Consolidated Net Income:

(a) Consolidated Net Income, provided that there shall be excluded from such Consolidated Net Income the following: (i) all gains and all losses realized by Borrowers

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and their Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock held by any Borrower or any Subsidiary; and (ii) all items of gain or income that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring; and

(b) Consolidated Interest Charges; and

(c) The amount of Taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income; and

(d) The amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, including any impairment of intangible/goodwill as defined under FAS 142 and FAS 144; and

(e) Any non-cash stock, stock option or restricted stock based compensation charges determined in accordance with GAAP; and

(f) Cash charges related to restructuring, discontinued operations, and extraordinary items, including, but not limited to, facilities and personnel reductions or exit of a business or products, in an amount not to exceed $300,000 in the aggregate for the period beginning on the Closing Date and ending on the final Maturity Date; and

(g) Other non-cash extraordinary or non-recurring charges.

For purposes of calculating Consolidated EBITDA for any period in connection with the Leverage Ratio, if during such period any Borrower or any Subsidiary shall have made any Permitted Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of such period.

“Consolidated Interest Charges” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrowers and their Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent payable by Borrowers and their Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the net income of Borrowers and their Subsidiaries determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrowers and their Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrowers and their Subsidiaries on that date minus the Intangible Assets of Borrowers and their Subsidiaries on that date.

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“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Entity” means (a) any Subsidiary, (b) any Affiliate of Borrower or any Subsidiary and (c) if Borrower has a parent company, such parent company and its Affiliates.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, has occurred and is in a cure period and which if not cured or waived on or before the end of such cure period will be an Event of Default.

“Default Rate” means, with respect to any Loan, the Interest Rate, plus 5% per annum, in each case to the fullest extent permitted by applicable Laws.

“Deposit Account Control Agreements” means, if any, the respective Deposit Account Control Agreements entered into among any Borrower, as Customer, the Lender and any depository institutions at which such Borrower maintains deposit accounts from time to time (other than the Lender).

“Designated Deposit Account” means a deposit account maintained by Adesto with the Lender, as from time to time designated by Adesto to Lender by Requisite Notice.

“Disposition” or “Dispose” means the sale, transfer, License Disposition or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Eligible Receivables” means with respect to the Borrowers, as of any date of determination, subject to modification by the Lender in its reasonable discretion based upon the results of a field audit, the face value of each account (as used in this definition, each such account, an “Account”) arising out of any contract or agreement which is a bona fide, non-contingent, existing obligation of the named account debtor thereunder (as used in this definition, and with respect to each individual contract or agreement, an “Account Debtor”) actually and absolutely owing to a Borrower and arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of such Borrower’s business as presently conducted for which the Account Debtor has been billed and such Account satisfies and continues to satisfy the following requirements:

(i) the Account is evidenced by an invoice that has not remained unpaid for a period exceeding one hundred twenty (120) days or more beyond the invoice date of the invoice;

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(ii) the Account is not due from an Account Debtor whose debt on Accounts that are unpaid for a period exceeding one hundred twenty (120) days or more after the invoice date of the respective invoices exceeds fifty percent (50%) of such Account Debtor’s total debt to the Borrowers;

(iii) the Account is a valid, legally enforceable obligation of the Account Debtor and no offset (including, without limitation, discounts, advertising allowances, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account is subject to any such offset, defense or claim, or any inventory related thereto has been returned, such account shall not be an Eligible Receivable only to the extent of the maximum amount of such offset, defense, claim or return and the balance of such Account, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Receivable;

(iv) the services have been performed or the subject merchandise has been shipped or delivered on open Account to the named Account Debtor on an absolute sale basis and not on a bill-and-hold, consignment, on approval or subject to any other repurchase or return agreement, and no material part of the subject goods has been returned;

(v) the Account does not represent a pre-billing, prepaid deposit, retention billing or progress billing;

(vi) other than pursuant to the Security Documents, the Account is not subject to any Lien or security interest whatsoever;

(vii) the Account is not evidenced by chattel paper or an instrument of any kind;

(viii) the Account has not been turned over to any Person for collection;

(ix) the Account is not owing by an Account Debtor that shall have failed to pay twenty-five percent (25%) or more of all Accounts owed by such Account Debtor to the Borrower within the period set forth in (ii) above or which has become insolvent or is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors;

(x) the Account is not owing by an Account Debtor that (A) is an Affiliate of the Borrower), (B) is a Governmental Authority (except to the extent that Borrower has complied with the Federal Assignment of Claims Act of 1940, as amended, or analogous state statutes, in a manner reasonably satisfactory to Lender) or (C) except to the extent approved by Lender in its sole discretion, is organized under the laws of, or has its principal place of business outside, the United States of America or Canada or any state or any province thereof; and

(xi) unless previously agreed to by the Lender in writing, the aggregate amount of Accounts payable by the Account Debtor of the Account does not constitute more than 30% of all Accounts of Borrower.

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“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws” mean all Laws relating to environmental, health, safety and land use matters applicable to any property of any Borrower or Subsidiary.

“Equity Securities” or “Equity Security” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Event of Default” means any of the events specified in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Excluded Taxes” has the meaning set forth in Section 3.01.

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“Existing Financial Statements” means the un-audited consolidated balance sheet of Borrowers and their Subsidiaries for each completed fiscal year prior to the Closing Date, and the related consolidated statements of income and cash flows for such fiscal year(s) of Borrowers.

“Existing Indebtedness” means all Indebtedness of the Borrowers to Bridge Bank.

“FATCA” means collectively, Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by Lender.

“First Tier Foreign Subsidiary” means, at any date of determination, each foreign Material Subsidiary in which any Borrower or any of its domestic subsidiaries owns directly more than 50%, in the aggregate, of the capital stock of such Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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“General Security Agreement” means that certain Security Agreement (Personal Property), substantially in the form of Exhibit F, dated as of the date hereof, between Borrowers (or, as the case may be, each Guarantor), as Debtor, and Lender, as Secured Party, securing the Obligations of Borrowers (or, as the case may be, the obligations of each Guarantor), as the same may from time to time be amended, modified or supplemented.

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guarantor” means each domestic Material Subsidiary in existence on the date hereof (as set forth on Schedule 5.01 hereof) and thereafter any Person that may from time to time deliver a Guaranty hereafter pursuant to the terms of Section 6.13 hereof.

“Guaranty” means each of those certain Guaranties, substantially in the form of Exhibit G, dated as of the date hereof, as supplemented form time to time hereafter, from each Guarantor in favor of the Lender, together with any Guaranty executed hereafter pursuant to the terms of Section 6.13 hereof, as the same may from time to time hereafter be amended, modified or supplemented.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any Laws.

“Indebtedness” means, as to any Person at any date of determination, all items which would, in conformity with GAAP, be classified as liabilities on a balance sheet of such Person as at such date, including:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) whether or not so included as liabilities in accordance with GAAP but excluding any portion thereof which would be accounted for as interest under GAAP, net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d) whether or not so included as liabilities in accordance with GAAP and whether with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services (if such deferral is greater than 180 days), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements);

(e) Capital Leases in an amount of the capitalized lease liability appearing on Borrowers’ financial statements delivered in accordance with Sections 6.01(a) and (b) of this Agreement;

(f) the principal component or liquidation preference of all Equity Securities of such Person and which by the terms thereof could at any time prior to the Maturity Date (at the request of the holders thereof or otherwise) be subject to mandatory sinking fund payments, mandatory redemption or other acceleration; and

(g) all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person;

provided that for all purposes of this Agreement, Indebtedness shall exclude (i) trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than sixty (60) days (unless contested in good faith by any Borrower or any Subsidiary), (ii) deferred Taxes, and (iii) accrued interest and expenses, except to the extent capitalized.

For all purposes of this Agreement, the Indebtedness of any Person shall include, at any such time as such partnership or joint venture is not Solvent, the Indebtedness of any partnership or joint venture (to the extent the joint venture is a legal entity where the venture members have pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Lender).

“Indemnified Liabilities” has the meaning set forth in Section 9.14.

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“Indemnitees” has the meaning set forth in Section 9.14.

“Intangible Assets” means assets that are required to be disclosed as intangible assets in accordance with GAAP on Borrowers’ balance sheet, including customer lists, goodwill, computer software, copyrights, trade names, trade-marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the date hereof, entered into by Borrowers, as Debtors, and Lender, as Secured Party, securing the Obligations of Borrowers, as the same may from time to time be amended, modified or supplemented.

“Interest Rate” means a fluctuating rate per annum equal to (a) the higher of (1) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as its “prime rate” (or the average prime rate if a high and a low prime rate are therein reported) or (2) 3.25% plus (b) (1) if the Cash and Cash Equivalents of the Borrowers are greater than 125% of the outstanding principal of the Loan, 1.00% or (2) if the Cash and Cash Equivalents of the Borrowers are less than or equal to than 125% of the outstanding principal of the Loan, 2.00%.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Licensing Payments” means, in respect of any patent, trademark, copyright, mask work, trade secret or other intellectual property right owned or held by any Borrower or any of such Borrower’s Subsidiaries (the “IP Rights”), any payments received from the granting by any Borrower or any of such Borrower’s Subsidiaries of a license in the IP Rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when referring to the “Knowledge” of any Person or any similar phrase or qualification based on knowledge or awareness with respect to such Person, (i) the actual knowledge of such Person, and (ii) the knowledge that any such Person, as a reasonably prudent business person, would have obtained in the conduct of his or her business.

“Landlord’s Agreement” means an executed lien waiver from a lessor of a real property, in form and substance reasonably satisfactory to Lender, including, without limitation, (i) waiver of said lessor’s lien rights with respect to any property of any Borrower located thereon and (ii) reasonable rights on entry for Lender (and its agents) to assemble and remove any Collateral located on such premises.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

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Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto.

“Lending Office” means the office or offices of Lender described as such on Schedule 9.02, or such other office or offices as Lender may from time to time notify Borrowers.

“Leverage Ratio” means, as of any date of determination, for Borrowers and their Subsidiaries on a consolidated basis, the ratio of (a) Indebtedness (other than Indebtedness under clause (c) of the definition thereof) as of such date to (b) Consolidated Tangible Net Worth.

“License Disposition” means, in respect of any patent, trademark, copyright, mask work, trade secret or other intellectual property right owned or held by Borrowers or any of their Subsidiaries (the “IP Holder”) which is material to Borrowers and any of their Subsidiaries taken as a whole (together, “Material IP”), (i) the granting by the IP Holder of an exclusive license across all or substantially all fields, uses or regions to any Person other than a Borrower or another Subsidiary, (ii) the granting of any license by the IP Holder that conveys directly or indirectly to any Person other than Borrowers or their Subsidiaries all or substantially all of the economic value of such Material IP, or (iii) the abandonment by the IP Holder of such Material IP.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

“Loan” has the meaning specified in Section 2.01(a).

“Loan Commitment” means, in the aggregate, $15,000,000.

“Loan Documents” means this Agreement, each Notice of Borrowing, each Note, each Guaranty, each Security Document, any Landlord’s Agreement, the Perfection Certificate, any subordination agreements pertaining to Subordinated Debt, and each certificate, fee letter, and other instrument or agreement from time to time executed by Borrower or any of its Subsidiaries or any Senior Officer and delivered in connection with this Agreement.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document, (b) is material and adverse to the financial condition, business, assets or operations of Borrowers and their Subsidiaries taken as a whole, (c) has any material adverse effect upon the value or condition of the collateral under any Security Document, or (d) materially impairs the ability of any Borrower or any Subsidiary to perform its Obligations.

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“Material Lease” means any lease entered into by Borrowers and their Subsidiaries after the Closing Date for premises in excess of 25,000 square feet.

“Material Subsidiaries” means each Subsidiary of a Borrower which has assets with a total book value greater than 10% of the consolidated total assets of such Borrower and its Subsidiaries, determined as of the end of the fiscal quarter immediately preceding the date of determination.

“Maturity Date” means April 30, 2018, or such earlier date upon which the Loan may be terminated in accordance with the terms of this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Net Asset Sales Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrowers or any of their Subsidiaries from such Asset Sale, minus (ii) any direct costs incurred in connection with such Asset Sale, including (a) income, gains or transfer Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrowers or any of their Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash (or Cash Equivalents) payments or proceeds received by Borrowers or any of their Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrowers or any of their Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any costs incurred by Borrowers or any of their Subsidiaries in connection with the adjustment or settlement of any claims of such Borrower or such Subsidiary in respect thereof, and (b) any costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income, gains or transfer Taxes payable as a result of any gain recognized in connection therewith.

“Net Proceeds” means, with respect to any sale or issuance of any Equity Security or other security by any Person (including in the case of Adesto, any sale or issuance of any Subordinated Debt), the aggregate consideration received by such Person from such sale or issuance less the actual amount of fees and commissions payable to Persons other than such Person or any Affiliate of such Person.

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“Note” means a promissory note made by Borrowers in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit C (collectively, the “Notes”).

“Notice of Borrowing” has the meaning set forth in Section 4.01(a)(iii).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrowers and their Subsidiaries arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower or any Subsidiary or Affiliate of any Borrower.

OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.

“OFAC Listed Person” means any Person whose name appears on the SDN List.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Opus Bank” means Opus Bank, a California commercial bank.

“Ordinary Course Dispositions” means:

(a) Dispositions of surplus equipment or damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions in the ordinary course of business (and, with respect to License Dispositions, such Dispositons are not conducted in a matter dissimilar to ordinary course dispositions made prior to the Closing Date) and other Dispositions permitted by this Agreement;

(c) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrowers and their Subsidiary determine in good faith that the failure to replace such property will not be detrimental to the business of such Borrower or such Subsidiary; provided that the fair market value of all assets not replaced shall not exceed $500,000 over the life of this Agreement;

(d) Dispositions of assets or property by any Subsidiary of a Borrower to a Borrower or another Subsidiary of a Borrower, or by a Borrower to any Subsidiary of a Borrower; provided that if (i) a Default or Event of Default shall have occurred and be continuing or (ii) the Leverage Ratio (determined on a pro forma basis after giving effect

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to such transaction) is greater than 2.00 to 1.00, any Disposition under this clause (d) shall only be permitted in exchange for the fair market value of the property being disposed of; provided that this clause (d) shall not restrict (1) Ordinary Course Indebtedness referred to in clause (b) of the definition thereof, (2) Ordinary Course Investments referred to in clause (c) of the definition thereof and (3) Restricted Payments permitted pursuant to Sections 7.06(a)(ii) and 7.06(f);

(e) Dispositions which constitute the making or liquidating of Permitted Investments, including, without limitation, in respect of any Swap Contract, provided that Borrowers are in compliance with Section 6.16; and

(f) Dispositions which constitute the incurrence (but not the enforcement) of Permitted Liens;

provided, however, that, other than with respect to Dispositions of the types described in clauses (a) and (d) of this definition (except as otherwise expressly required pursuant to clause (d)), no such Disposition shall be for less than the fair market value of the property being disposed of.

“Ordinary Course Indebtedness” means:

(a) Indebtedness under the Loan Documents;

(b) Guaranty Obligations of any Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of any Borrower or any Subsidiary of Borrower;

(c) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of any Borrower’s or any Subsidiary’s business;

(d) Indebtedness of any Borrower or any of its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business; and

(e) Indebtedness with respect to cash deposited by customers to obtain the right to delivery of future goods or services; provided, however, that all such cash deposits are held in an account pursuant to Section 6.16 or subject to a Deposit Account Control Agreement.

“Ordinary Course Investments” means Investments consisting of:

(a) Investments in other assets properly classified as “marketable securities” or “Cash” or “Cash Equivalents”, and which conform to the investment policies adopted by the Board of Directors of Adesto from time to time;

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(b) advances to officers, directors and employees of any Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of a Borrower in any of its Subsidiaries and Investments of any Subsidiary of a Borrower in a Borrower or another Subsidiary of a Borrower; provided that (i) if at the time any Borrower or any such Subsidiary proposes to make such Investment the Leverage Ratio (determined on a pro forma basis after giving effect to such transaction) is greater than 2.00 to 1.00, no such Investment by any Borrower or any Guarantor in any Subsidiary which is not a Guarantor may be made if the aggregate amount of Investments in Subsidiaries which are not Guarantors, after giving pro forma effect to the making of such Investment, would exceed $100,000 and (ii) if a Default or Event of Default has occurred and be continuing, Investments under this clause (c) shall only be permitted in Subsidiaries that are Guarantors;

(d) extensions of credit to customers or suppliers of Borrowers and their Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(e) Guaranty Obligations permitted by Section 7.01.

(f) Investments received by a Borrower or any of its Subsidiaries as distributions on claims in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g) Investments of any Subsidiary existing at the time it becomes a Subsidiary of a Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of such Borrower;

(h) Investments consisting of loans to employees, the proceeds of which shall be used to purchase Equity Securities of a Borrower or its Subsidiaries and other loans to employees in an aggregate amount not in excess of $250,000 at any time outstanding;

(i) Restricted Payments described in Section 7.06(c); and

(j) Investments by any Borrower or any Subsidiary in Adesto Technologies France or Adesto Technologies UK in an aggregate amount not to exceed $500,000 after the Closing Date.

“Ordinary Course Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

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(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and no item or portion of property of such Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(g) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise constituting an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside therefor, and no material property is subject to a material risk of loss or forfeiture;

(h) during any period when no Default or Event of Default has occurred and is continuing, Liens on the property or assets of any Subsidiary of a Borrower in favor of a Borrower or any other Subsidiary of a Borrower; provided that if, at the time a Guarantor proposes to create such Liens in favor of any Subsidiary which is not a Guarantor, the Leverage Ratio (determined on a pro forma basis after giving effect to such transaction) is greater than 2.00 to 1.00, no such Lien may be created if the aggregate amount of Indebtedness of Guarantors to Subsidiaries which are not Guarantors, after giving pro forma effect thereto, would exceed $300,000;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of any Borrower’s and its Subsidiaries’ businesses;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrowers in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by any Borrower or any Subsidiary to provide collateral to the depository institution;

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(k) Liens on insurance proceeds in favor of insurance companies with respect to the financing of insurance premiums; and

(l) purported Liens evidenced by the filing of UCC precautionary financing statements relating to operating leases entered into in the ordinary course of business and not otherwise prohibited under this Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Outstanding Obligations” means, as of any date, and giving effect to all payments, repayments and prepayments made on such date, the aggregate outstanding Obligations.

“Payment Date” means the first day of each calendar month and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand by Lender.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means that certain Perfection Certificate dated as of the date hereof executed by each Borrower.

“Permitted Acquisitions” means any Acquisitions which meet the following criteria:

(a) (1) the Borrowers shall have demonstrated (by delivery of a pro forma compliance certificate satisfactory to the Lender) that immediately before and after giving effect to such Acquisition on a pro forma basis, Borrowers and their Subsidiaries will be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end with respect to which the Lender has received a Compliance Certificate, (2) the Acquisition is not in the nature of a hostile takeover, and (3) after giving effect to the Acquisition, there would be no breach under Section 7.08; and

(b) any Acquisition does not exceed $100,000; and

(c) aggregate Acquisitions in any period of four consecutive fiscal quarters do not exceed $500,000.

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“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Investments” has the meaning specified in Section 7.05.

“Permitted Liens” has the meaning specified in Section 7.02.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or Governmental Authority.

“Plan” means any employee benefit plan maintained or contributed to by any Borrower or by any trade or business (whether or not incorporated) under common control with such Borrower as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

“PT” means Pacific Time.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

“Requisite Notice” means, unless otherwise provided herein, irrevocable written notice to the intended recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 9.02 or as otherwise designated by such recipient by Requisite Notice to Lender, and (ii) if made by Borrowers, given or made by a Senior Officer of Adesto. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Lender, by a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Prepayment	8:00 a.m. PT	Same date as such prepayment

Payments by Borrowers to Lender	11:00 a.m. PT	On date payment is due

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by any Borrower or any Subsidiary, either in cash, securities or other property, on any shares of Equity Securities of any class of any Borrower or any Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Securities; and

(b) any other payment or distribution by any Borrower or any Subsidiary in respect of its Equity Securities, either directly or indirectly.

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“Sanctioned Country” means a country subject to any OFAC Sanctions Program.

“SDN List” means the list of Special Designated Nationals and Blocked Persons published by OFAC. The SDN List is available at http://www.treasury.gov/sdn.

“Securities Account Control Agreements” means the respective Securities Account Control Agreements entered into among a Borrower, as customer, the Lender, as secured party, and any account holders with whom such Borrower maintains securities accounts from time to time.

“Securitization” means a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.

“Security Documents” means the General Security Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements and each Guaranty and any other security agreements executed in connection with this Agreement which recite that they secure the Obligations.

“Senior Indebtedness” means, with respect to any Person at any time, all Indebtedness of such Person other than Subordinated Debt.

“Senior Officer” means, with respect to any Borrower and any Subsidiary, any chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Borrower or such Subsidiary and any other Person reasonably designated in writing as a “Senior Officer” by such Borrower or Subsidiary.

“Shareholders’ Equity” means, as of any date of determination for Borrowers and their Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

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“Stock Pledge Agreement” means that certain Security and Pledge Agreement, substantially in the form of Exhibit H, dated as of the date hereof, between Borrowers, as Debtors, and Lender, as Secured Party, securing the Obligations of Borrowers, as the same may be amended from time to time.

“Subordinated Debt” means any subordinated debt permitted by Sections 7.01(g) and 7.01(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Adesto.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” has the meaning specified in Section 3.1(a).

“Threshold Amount” means $500,000.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (i) in the case of Borrowers, known by any Senior Officer or executive officer of any Borrower, or, (ii) in the case of any other Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (i) in the case of Borrowers, would have been known by any Senior Officer or executive officer of any Borrower, or, (ii) in the case of any other Person other than a natural Person, would have been known by any executive officer of such Person).

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“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“U.S. Economic Sanctions” means all United States economic sanctions, including but not limited to the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing.

“USA PATRIOT Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voluntary Redemption Event” means, in respect of any Indebtedness consisting of bonds, debentures, senior or subordinated notes or other debt securities, any redemption, prepayment or call for redemption or prepayment of any or all of such Indebtedness at the election of the issuer and not in connection with any breach by such issuer of any term or covenant contained in any instrument, indenture or agreement evidencing such Indebtedness.

1.02. Use of Certain Terms.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof. The term “including” is by way of example and not limitation. References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive.

1.03. Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used

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in preparing Borrowers’ reviewed financial statements for the fiscal year ended December 31, 2014, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrowers or any Subsidiary at “fair value”, as defined therein.

1.04. Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05. Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

1.06. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2

EXTENSION OF CREDIT

2.01. Loans; Maximum Amounts. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make Loans to the Borrowers as follows:

(a) Loan. Subject to the terms and conditions set forth in this Agreement, Lender agrees to make a loan to the Borrowers (the “Loan”) in Dollars on the Closing Date in the amount of the Loan Commitment. The Loan Commitment shall expire concurrently with the making of the Loan on the Closing Date. Once prepaid or repaid, the Loan may not be reborrowed. The Loan shall be repaid in accordance with Section 2.02 and Section 2.03.

(b) Notes. Loans shall be evidenced by one or more Notes. The date, amount and maturity of Lender’s Loans and payments and other particulars with respect thereto may be endorsed on schedule(s) attached to its Note by Lender and/or recorded on one or more loan accounts or records maintained by Lender in the ordinary course of business. Such Notes, loan accounts and records shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers to pay any amount owing with respect to the Loans.

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2.02. Prepayments.

(a) Voluntary. Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrowers may at any time and from time to time voluntarily prepay Loans in part or in full without premium or penalty. Any prepayment of any Loan shall be accompanied by all accrued interest thereon. All voluntary prepayments of the Loan shall be applied pro rata to the then remaining scheduled payments of principal due under the Loan (including, without limitation, the payment due on the maturity thereof).

(b) Mandatory. In addition to the payments required by Section 2.03(b) hereof, Borrowers shall (subject to Section 2.02(c) below) make mandatory prepayments of Loans as set forth below; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing (or, so long as no Default or Event of Default would arise from any of the below described transactions), then the prepayment requirements of Section 2.02(b)(i) and (ii) shall not apply. Subject to Section 2.02(c) below, all such prepayments required under Sections 2.02(b)(i) through (iii) shall be applied pro rata to the remaining scheduled payments of principal due under the Loan (including, without limitation, the payment due on the maturity thereof). To the extent any amounts remain after such application to the Loans, other than any amounts remaining as a result of Lender declining prepayment pursuant to Section 2.02(c), may be retained by Borrowers.

(i) Asset Sales. No later than the fifth Business Day following the date of receipt by any Borrower or any of its domestic Subsidiaries of any Net Asset Sale Proceeds (or on the 271st day if the first proviso hereto applies) if such Net Asset Sale Proceeds are equal to or in excess of $500,000 received in any fiscal year through the applicable date of determination, Borrowers shall prepay, subject to the provisions of Section 2.02(c) below, the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Event of Default shall have occurred and be continuing, Borrowers need not so apply such Net Asset Sale Proceeds so long as any Borrower or one or more of its Subsidiaries invests such Net Asset Sale Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrowers and their Subsidiaries (including acquisitions of assets by way of stock purchase, merger or acquisition of assets of a company or business unit in compliance with Section 7.08); provided, further, pending any such investment all such Net Asset Sale Proceeds shall be invested in Cash or Cash Equivalents and deposited in the Designated Deposit Account and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment.

(ii) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by any Borrower or any of its Subsidiaries (or on the 271st day if the first proviso hereto applies), or Lender as loss payee, of any Net Insurance/Condemnation Proceeds equal to or in excess of $100,000 received in any fiscal year through the applicable date of determination, Borrowers shall prepay, subject to the provisions of Section 2.02(c) below, the Loan in an aggregate amount equal to such Net Insurance/Condemnation Proceeds equal to or in excess of $100,000; provided so long as no Event of Default shall have occurred and be continuing, Borrowers need not so apply such Net Insurance/Condemnation Proceeds so long as any Borrower or one or

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more of its Subsidiaries invests such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrowers and their Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be invested in Cash or Cash Equivalents and deposited in the Designated Deposit Account and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment.

(c) Lender’s Right to Decline Certain Mandatory Prepayments. Lender has the right to decline requiring Borrowers to pay to it the mandatory prepayment(s) described in Sections 2.02(b) above. Upon receipt by the Lender of any such prepayment of the Loan, the amount of the prepayment that is available to prepay the Loans (the “Prepayment Amount”) shall be deposited in a cash collateral Account on terms reasonably satisfactory to the Lender and the Borrowers, pending application of such amount on the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt. Lender may decline such prepayment by giving written notice to the Borrowers by not later than 11:00 a.m. on the Business Day immediately preceding the Prepayment Date. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lender to prepay Loans owing to Lender shall be withdrawn from the applicable cash collateral account and applied to prepay Loans owing Lender in the manner described in the first paragraph of Section 2.02(b), for such prepayment.

2.03. Principal and Interest.

(a) Except as otherwise provided hereunder, if not sooner paid, Borrowers agree, jointly and severally, to pay to Lender the outstanding principal amount of each Loan on the Maturity Date.

(b) Borrowers shall pay to Lender monthly installments of principal on the Loan (each such installment in an amount equal to $500,000) beginning on November 1, 2015 and on each Payment Date thereafter through and including the Maturity Date; and

(c) Subject to subsection (d) below, and unless otherwise specified herein, Borrowers shall pay to Lender, on the first day of each calendar month thereafter through and including the Maturity Date, in arrears, interest on the unpaid principal amount of the Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Payment Date at a rate per annum equal to the Interest Rate.

(d) Notwithstanding subsection (c) of this Section, while any Event of Default exists or after acceleration, Borrowers shall pay to Lender interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Outstanding Obligations, at the Default Rate.

(e) In addition to interest as set forth herein, Borrowers shall pay to Lender a late charge equal to five percent (5%) of any amounts due under the Loan in the event any such amount is not paid when due.

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2.04. Commitment Fee. On the Closing Date, Borrowers shall pay to Lender an amount equal to 0.30% of Lender’s Loan Commitment (the “Commitment Fee”).

2.05. Computation of Interest and Fees. Computation of all types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

2.06. Making Payments.

(a) Except as otherwise provided herein, all payments by Borrowers hereunder shall be made via automatic payment from the Designated Deposit Account. All payments received after the Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, Lender shall promptly apply any amounts received in accordance with the prior subsection available in like funds as received by wire transfer to Lender at its Lending Office.

(c) If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d) If Lender is required at any time to return to Borrowers, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payments made by Borrowers, Lender shall return its share of the amount to be returned.

(e) In addition to interest as set forth herein, Borrowers shall pay to Lender a late charge equal to five percent (5%) of any amounts due under the Loan in the event any such amount is not paid within one (1) day after the date when due.

2.07. Funding Sources. Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.08. Collateral. The Obligations are secured by the Security Documents.

2.09. Joint and Several.

(a) The obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several and, to the fullest extent permitted by Applicable Law, shall not be affected by (i) the failure of the Lender, or any of its successors or assigns, or

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any holder of the Notes or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any other Borrower, any Guarantor or other guarantor or the Collateral or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) the invalidity or unenforceability of any of the Obligations as against any other Borrower, any Guarantor, any other guarantor thereof or any other Person, and (v) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of Borrowers, other than the indefeasible payment in full of the Obligations.

(b) To the fullest extent permitted by Applicable Law and except to the extent that any of the following are expressly required by the provisions of any of the Loan Documents, each Borrower hereby waives (i) presentment, demand for payment and protest of nonpayment of any of the Obligations, and notices of protest, dishonor or nonperformance, (ii) notice of any Event of Default or Default or the Lender’s inability to enforce performance of the other Borrowers’ or any Guarantor’s (or other guarantor’s) obligations to any holder of Obligations, (iii) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies with respect to any security for the Obligations or against the other Borrowers or any Guarantor or other guarantor of, the Obligations pursuant to this Agreement or any other Loan Document or otherwise, and any requirements of diligence or promptness on the part of the Lender or any holder of the Obligations in connection therewith, (iv) any action or nonaction on the part of the Lender or any holder of Obligations which may impair or prejudice the rights of any Borrower, including without limitation subrogation rights or rights to obtain exoneration, contribution, indemnification or any other reimbursement or compensation from any other Borrower, any Guarantor, any other guarantor or borrowers in respect of the Obligations or any other Person, (v) failure or delay to perfect or continue the perfection of any security interest in any Collateral, (vi) any action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral, (vii) any defense based upon an election of remedies by the Lender or the holders of the Obligations, (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (ix) any and all demands and notices of every kind and description, including notice of the creation of any of the Obligations, with respect to the foregoing or which may be required to be given by any statute or rule of law and (x) all defenses (other than indefeasible payment in full) which any Borrower may now or hereafter have to the payment of the Obligations which could otherwise be asserted by such Borrower. In addition to the defenses referred to above which have been expressly waived hereunder, each Borrower waives all other defenses (other than indefeasible payment in full) which it may now or hereafter have to the payment by it of the Obligations. No delay or omission on the part of the Lender or any holder of any Obligation or with respect to the Collateral shall operate as a waiver or relinquishment of such right. No action which the Lender, the holder of any Obligation, any Borrower or any Guarantor may take or refrain from taking with respect to the Obligations, including any amendments thereto or

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modifications thereof or waivers with respect thereto, shall affect the provisions of this Agreement or the obligations of the Borrowers hereunder. None of the rights of the Lender or of any holder of any Obligation shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any of them or any Borrower or any Guarantor, by any noncompliance by any Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which the Lender or any holder of the Obligations may have or otherwise be charged with. Each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of, and does hereby covenant not to assert, any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement or any other Loan Document or the Obligations. Each Borrower’s obligations under this Section 2.09 shall not be affected by the invalidity or unenforceability of any of the Obligations as against any other Borrower, any Guarantor, any other guarantor thereof or any other Person. For purposes of this Section 2.09, the Obligations shall be due and payable when and as the same shall be so due and payable under the terms of any Loan Document, notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code, as from time to time in effect, or other applicable law, regulation or order.

(c) To the fullest extent permitted by Applicable Law, each Borrower hereby grants to the Lender full power in its sole discretion, without notice to such Borrower, such notice being hereby expressly waived, and without in any way affecting the joint and several liability of such Borrower under this Agreement:

(i) To waive compliance with, and any Event of Default or Default under, and to consent to any amendment to or modification of any term or provision of, or to give any waiver in respect of, this Agreement, any other Loan Document, the Collateral, the Obligations or any guarantee thereof (each as from time to time in effect);

(ii) To grant any one or more extensions or renewals of the Obligations (for any period, no matter how long), or any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of any Borrower or any other Person in respect of the Obligations, whether or not rights against the other Borrowers under this Section 2.09 are reserved in connection therewith;

(iii) To take security in any form for the Obligations, and to the extent permitted in any security agreement to consent to (A) the addition to, (B) the substitution, exchange, surrender, release or other disposition of, or (C) deal in any other manner with, all or any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Obligations and at any time after the occurrence and during the continuance of an Event of Default to proceed against any of the Collateral or such guarantees in any order;

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(iv) To, at any time after the occurrence and during the continuance of an Event of Default, collect or liquidate any of the Obligations or the Collateral in any manner or to refrain from collecting or liquidating any of the Obligations or the Collateral; and

(v) To make the Loans under this Agreement or any other Loan Document, or otherwise, in such amount as the Lender may determine, even though the condition of the Borrowers (financial or otherwise on an individual or consolidated basis) may have deteriorated since the date hereof.

(d) Each Borrower acknowledges and agrees that it has made such investigation as it deems desirable of the risks undertaken by such Borrower in entering into this Agreement and the other Loan Documents and is fully satisfied that it understands all such risks. Each Borrower hereby waives any obligation which may now or hereafter exist on the part of the Lender or any holder of any Obligation to inform such Person of the risks being undertaken by entering into this Agreement and the other Loan Documents or of any changes in such risks and, from and after the date hereof, each Borrower undertakes to keep itself informed of such risks and any changes therein. Further, each Borrower hereby expressly waives any duty which may now or hereafter exist on the part of the Lender or any holder of any Obligation to disclose to such Borrower any matter related to the business, operations, character, collateral, credit or condition (financial or otherwise) of any Borrower or its Affiliates or its or their properties or management, whether now or hereafter known by the Lender or any holder of any Obligation. Each Borrower represents, warrants and agrees that it assumes sole responsibility for obtaining from each other Borrower all information concerning this Agreement and all other Loan Documents and all other information as to any other Borrower and Affiliates or their properties or management or anything relating to any of the above as such Borrower deems necessary or desirable.

(e) Each Borrower hereby covenants and agrees that (i) it will not enforce or otherwise exercise (except as may be necessary to preserve any such rights, but not to realize upon the same) any rights of reimbursement, subrogation, contribution or other similar rights with respect to the Obligations against the Guarantors or any other guarantor of the Obligations or the other Borrowers, prior to the payment in full of the Obligations and the termination of the Commitments hereunder, and (ii) all debt, claims and obligations now or hereafter owing by the other Borrowers to such Borrower are hereby subordinated to the prior payment in full of the Obligations and are subordinated as a claim against the other Borrowers or any of their assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Any and all payments by Borrowers to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or

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similar charges, and all liabilities with respect thereto (“Taxes”), excluding the following (collectively, “Excluded Taxes”): (i) Taxes imposed or measured by a Lender’s net income, that are imposed on it by the jurisdiction (or any political subdivision thereof) (A) under the Laws of which Lender is organized or maintains a lending office, or (B) with which the Lender otherwise has a present or former connection (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (ii) any branch profits Tax imposed by the United States or any similar Tax imposed by another jurisdiction in which any Borrower is located; (iii) any taxes that are attributable to Lender’s failure or inability to comply with the Section 3.1(e) below; (iv) United States withholding Taxes required to be imposed on amounts payable to a Lender pursuant to the Laws in force at the time such Lender becomes a party to this Agreement, except, in the case of a Lender that designates a new Lending Office or becomes a Party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; United States withholding taxes imposed by FATCA; and (vi) any penalties, interest, costs and expenses (including Attorney Costs) imposed on Lender arising from the assertion by any Governmental Authority that Lender did not properly withhold any Tax or other amount from payments made in respect of any Foreign Lender If any Borrower is required by any Law to deduct any Taxes other than Excluded Taxes (“Indemnified Taxes”) from or in respect of any sum payable under any Loan Document to Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower shall make such deductions, (C) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment, such Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrowers agree to pay any and all present or future stamp, property, excise, court, or documentary Taxes, charges or similar levies, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, such Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) Taxes imposed on or measured by net income, and taking into account any foreign tax credits available under Sections 901 through 903 of the Code or similar credit or exemption under a similar state law attributable to the Borrower’s payment of such Indemnified Taxes) Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made. A certificate that the Lender delivers to a Borrower as to any such additional amount shall be conclusive absent manifest error.

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(d) Without duplication of any amounts payable under clauses (a), (b) or (c) above, Borrowers agree to indemnify, defend and hold Lender harmless for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Lender; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that (A) Borrowers shall not be obligated to indemnify the Lender for any interest or penalties described in clause (ii) above (and such interest and penalties shall be considered Excluded Taxes) to the extent the Lender (1) had actual knowledge of the existence of the Tax, interest, or expense, the non-payment of which gave rise to such interest or penalties, and (2) failed to give the Borrowers notice of such Tax, interest or expense within ten (10) Business Days after the Lender received actual knowledge of the existence thereof; and (B) nothing contained in this subsection (d) shall be deemed to imply any obligation on the part of the Lender to provide the Borrowers with the notice of any such Tax, penalty, interest or expense. Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender makes a demand therefor.

(e) Lender, on or prior to the Closing Date, upon the effectiveness of any assignment or designation of a new Lending office, and from time to time thereafter if reasonably requested in writing by Borrower, shall provide Borrowers with (i), in the case of a Lender that is not a “United States Person” as that term is defined in Section 7701(a)(30) of the Code (“U.S. Person”) (a “Non-U.S. Lender”), a complete and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the IRS (including a United States taxpayer identification number), certifying that such Non-U.S. Lender is entitled to benefits under an income Tax treaty to which the United States is a party that reduces the rate of withholding Tax on payments of interest, certifying that such Non-U.S. Lender is eligible for the “portfolio interest exemption” or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a Lender that is a U.S. Person, an IRS Form W-9 or any successor form prescribed by the IRS. If a payment made by a Borrower to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to a Borrower at the time or times prescribed by law and at such time or times reasonably requested by such Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for such Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. In addition, Lender will (A) take all actions reasonably requested in good faith by a Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes and (B) otherwise cooperate with Borrowers to minimize any amounts payable by Borrowers under this Section 3.01; provided that, in each case, any out-of-pocket cost relating directly to such action or cooperation requested by a Borrower shall be borne by Borrowers, and Lender shall not be required to take any action that it determines in its sole good faith discretion may be adverse in any non de minimis respect to it and not indemnified to its satisfaction.

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3.02. Increased Cost and Reduced Return; Capital Adequacy. If Lender determines that any change in or the interpretation of any Laws announced after the date hereof have the effect of reducing the rate of return on the capital of Lender or compliance by Lender (or its Lending Office) or any corporation controlling Lender as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and Lender’s desired return on capital), then from time to time upon demand of Lender, Borrowers shall pay to Lender such additional amounts as will compensate Lender for such reduction; provided, however, that Borrowers shall not be required to pay additional amounts to compensate Lender for (i) any Excluded Taxes or any liabilities excluded from the definition of Indemnified Taxes by Section 3.01, (ii) any reduction in connection with any penalties, interest, costs and expenses (including Attorney Costs) arising from the assertion by any Governmental Authority that Lender did not properly withhold any Tax or other amount from payments made in respect of Lender; or (iii) any change in the rate of applicable Taxes imposed on or measured by net income, and (b) notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been implemented after the date hereof.

3.03. Matters Applicable to all Requests for Compensation.

(a) Lender, if claiming compensation under this Section 3, shall deliver to Borrowers a certificate setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

(b) Borrowers shall not be obligated to pay any amount under this Section 3 which arose prior to the date which is one hundred eighty (180) days preceding the date of such demand or is attributable to periods prior to the date which is one hundred eighty (180) days preceding the date of such demand; provided, however, that in the event any Law is enacted that retroactively imposes any cost or charge upon the Lender that would otherwise be a basis for compensation under Sections 3.01 and 3.02, the Lender may make a demand for such compensation through and including the date which is one hundred eighty (180) days after the date upon which such Law takes effect.

3.04. Survival. All of Borrowers’ obligations under this Section 3 shall survive for a period of one (1) year after the payment in full of all Obligations; provided, however, that the obligation of Borrowers to make any payment under this Section 3 is contingent upon the receipt by Borrowers of the certificate described in Section 3.03(a) within the later of (a) one hundred eighty (180) days after the repayment of all Loans, or (b) in the case of any Law retroactively imposing any cost or charge upon the Lender, one hundred eighty (180) days after the date upon which such Law takes effect.

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SECTION 4

CONDITIONS PRECEDENT TO EXTENSION OF CREDIT

4.01. Conditions of Extension of Credit. The obligation of Lender to make its Loans hereunder is subject to satisfaction of the following conditions precedent:

(a) Unless waived by Lender, Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Senior Officer of each Borrower, each dated on, or in the case of third-party certificates, recently before the Closing Date and each in form and substance satisfactory to Lender and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to Lender and Borrowers;

(ii) an executed original Note executed by each Borrower in favor of Lender, in the principal amount equal to the Loan Commitment;

(iii) a notice of borrowing, substantially in the form of Exhibit A, attached hereto (the “Notice of Borrowing”);

(iv) a preferred stock purchase warrant or warrants (such preferred stock purchase warrants issued to the Lender, together with each preferred stock purchase warrant delivered in substitution or exchange for any such preferred stock purchase warrant, herein called the “Warrants”), in the form of Exhibit D hereto, initially exercisable for a number of shares of preferred stock as set forth in the Warrant attached hereto as Exhibit D attached hereto, duly executed and delivered by the authorized officers of the Borrowers;

(v) executed original counterparts of each of the Security Documents together with all filings deemed necessary or desirable by the Lender in order to perfect the Liens created thereby;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers of each Borrower and each Guarantor as Lender may require to establish the identities of and verify the authority and capacity of each Senior Officer thereof authorized to act as a Senior Officer thereof;

(vii) such evidence as Lender may reasonably require to verify that each Borrower and each Guarantor is duly organized or formed, validly existing, in good standing and qualified to engage in business in such Borrower or such Guarantor’s jurisdiction of organization and in each foreign jurisdiction in which such Borrower or such Guarantor is required to be qualified, including certified copies of each Borrower’s and each Guarantor’s Organization Documents, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

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(viii) a Perfection Certificate signed by a Senior Officer of each Borrower;

(ix) a certificate signed by a Senior Officer of each Borrower certifying (A) that the representations and warranties made by each Borrower herein and in the other Loan Documents are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (B) that each Borrower is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing, and (C) that there has been no Material Adverse Effect since December 31, 2014;

(x) the audited consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, for the fiscal years ending December 31, 2013 and December 31, 2014;

(xi) Satisfactory completion of Lender’s due diligence including, but not limited to the completion of a collateral field audit conducted by an examiner selected by the Lender;

(xii) [Reserved];

(xiii) [Reserved];

(xiv) Receipt of certificates of insurance required to be maintained under Section 5.14 hereof or under any other Loan Documents, from insurance carriers acceptable to the Lender, which certificates of insurance are in such forms and amounts acceptable to the Lender under insurance policies with loss payable clauses in favor of the Lender; provided, however, that Lender may permit this requirement to be satisfied after the Closing Date for a period not greater than five (5) Business Days; and

(xv) Such other assurances, certificates, documents, consents or opinions as Lender reasonably may require.

(b) the Lender shall have received evidence, satisfactory to the Lender, of (i) repayment or release in full of all liabilities and obligations of the Borrowers under or otherwise with respect to the Existing Indebtedness and termination of the Existing Indebtedness and (ii) release of any and all Liens on the assets of the Borrowers securing the Existing Indebtedness and termination or release of all related mortgages, Uniform Commercial Code financing statements and other filings (as applicable) with respect to such Liens.

(c) Any fees required to be paid on or before the Closing Date shall have been paid.

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(d) Unless waived by Lender, Borrowers shall have paid all Attorney Costs of Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrowers and Lender).

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to Lender that:

5.01. Existence and Qualification; Power; Compliance with Laws.

(a) Adesto is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, is duly qualified and in good standing under the Laws of the State of California, and is in compliance with all Laws except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect. Artemis is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of its formation, has the limited liability company power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, is duly qualified and in good standing under the Laws of the State of California, and is in compliance with all Laws except to the extent that noncompliance could not be reasonably expected to have a Material Adverse Effect. Each Guarantor and each Subsidiary of each Borrower is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by Law and is in compliance with all Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.01 attached hereto lists, as of the Closing Date, each of the Subsidiaries, including a notation identifying each Material Subsidiary and each First Tier Foreign Subsidiary.

5.02. Power; Authorization; Enforceable Obligations. Each Borrower has the corporate power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and each Borrower has the corporate power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. Each Subsidiary party to a Loan Document has the corporate or other organizational power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and each such Subsidiary has the corporate or other organizational power and authority and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to

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which it is a party. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents. The Loan Documents have been duly executed and delivered by each Borrower and each Subsidiary party thereto, and constitute a legal, valid and binding obligation of each such Borrower and each such Subsidiary, enforceable against such Borrower or such Subsidiary in accordance with their respective terms.

5.03. No Legal Bar. The execution, delivery, and performance by each Borrower and each Subsidiary of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of each such Borrower and each such Subsidiary and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of any Borrower or any of its Subsidiaries, (ii) any material applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material Contractual Obligation of any Borrower or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such material agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of any Borrower or any of its Subsidiaries (other than the Liens granted in connection herewith).

5.04. Financial Statements; No Material Adverse Effect; Solvency.

(a) The Existing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Borrowers and their Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b) Since the date of the Existing Financial Statements, there has been no event or circumstance which has a Material Adverse Effect.

(c) On the date hereof (but after giving effect to the Loans), each Borrower is, and the Borrowers, collectively, are, Solvent.

5.05. Litigation. Except as disclosed in Schedule 5.05, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower after due and diligent investigation, threatened by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues which could reasonably be expected to have a Material Adverse Effect.

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5.06. No Default. Neither Borrower nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.

5.07. Ownership of Property; Liens. Each Borrower and its Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, and, except as disclosed in Schedule 5.07, each Borrower and its respective Subsidiaries have good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

5.08. Taxes. Each Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by such Borrower or its Subsidiaries, except (a) such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and (b) immaterial Taxes; provided, however, that in each case no material item or portion of property of any Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.09. Margin Regulations; Investment Company Act.

(a) No Borrower is engaged nor will any Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

(b) Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There has been no prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has or could reasonably be expected to have a Material Adverse Effect.

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(b) (i) No ERISA Event has occurred or, to the best knowledge of Borrowers with respect to any ERISA Affiliate, is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate, has incurred or, to the best knowledge of Borrowers with respect to any ERISA Affiliate reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11. Intangible Assets. Each Borrower and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated or could obtain such right without causing a Material Adverse Effect, and none of such items, to the best knowledge of Borrowers, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has or could reasonably be expected to have a Material Adverse Effect.

5.12. Compliance With Laws. Each Borrower and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable to such Person.

5.13. Environmental Compliance. Each Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, have a Material Adverse Effect.

5.14. Insurance. The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or such Subsidiary operates.

5.15. Disclosure. No statement, information, report, representation, or warranty made by any Borrower or any Subsidiary in any Loan Document or furnished to Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

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5.16. [Reserved].

5.17. USA PATRIOT Act, Foreign Assets Control Regulations, Etc.

(a) Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA PATRIOT Act, the Trading with the Enemy Act, as amended, or any U.S. Economic Sanctions or any enabling legislation or executive order relating thereto. Each Borrower has provided to Lender all information related to each Loan Party (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Lender, as required by regulatory authorities under applicable “know your customer” rules and regulations and other Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, and each Borrower and its Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act.

(b) Neither the Borrowers nor any Controlled Entity is a Blocked Person, and neither the Borrowers nor any Controlled Entity has been notified that its name appears or may in the future appear on the SDN List.

(c) Neither the Borrowers nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Anti-Money Laundering Laws or any U.S. Economic Sanction violations, (ii) is under investigation by any Governmental Authority for possible violation of the Anti-Money Laundering Laws or any U.S. Economic Sanctions, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) No part of the proceeds from the Loans hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or Sanctioned Country or will otherwise be used by any Borrower or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Sanctioned Country, or (ii) otherwise in violation of any U.S. Economic Sanctions.

(e) (i) Neither the Borrowers nor any Controlled Entity (aa) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to the Anti-Corruption Laws, (bb) to the best knowledge of each Borrower after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (cc) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (dd) has been or is the target of sanctions imposed by the United Nations or the European Union;

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(ii) To the best knowledge of each Borrower after making due inquiry, neither the Borrowers nor any Subsidiary has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a governmental official or a commercial counterparty for the purposes of: (aa) influencing any act, decision or failure to act by such governmental official in his or her official capacity or such commercial counterparty, (bb) inducing a governmental official to do or omit to do any act in violation of the governmental official’s lawful duty, or (cc) inducing a governmental official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(f) Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA PATRIOT Act, the Trading with the Enemy Act, as amended, or any U.S. Economic Sanctions or any enabling legislation or executive order relating thereto. Each Borrower has provided to Lender all information related to each Loan Party (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Lender, as required by regulatory authorities under applicable “know your customer” rules and regulations and other Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, and the Borrower and its Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act.

(g) Neither the Borrowers nor any Controlled Entity is a Blocked Person, and neither the Borrowers nor any Controlled Entity has been notified that its name appears or may in the future appear on the SDN List.

(h) Neither the Borrowers nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Anti-Money Laundering Laws or any U.S. Economic Sanction violations, (ii) is under investigation by any Governmental Authority for possible violation of the Anti-Money Laundering Laws or any U.S. Economic Sanctions, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that each Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(i) No part of the proceeds from the Loans hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or Sanctioned Country or will otherwise be used by the Borrower or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Sanctioned Country, or (ii) otherwise in violation of any U.S. Economic Sanctions.

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(j) (i) Neither the Borrowers nor any Controlled Entity (aa) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to the Anti-Corruption Laws, (bb) to the best knowledge of Borrower after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (cc) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (dd) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii) To the best knowledge of each Borrower after making due inquiry, neither the Borrowers nor any Subsidiary has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a governmental official or a commercial counterparty for the purposes of: (aa) influencing any act, decision or failure to act by such governmental official in his or her official capacity or such commercial counterparty, (bb) inducing a governmental official to do or omit to do any act in violation of the governmental official’s lawful duty, or (cc) inducing a governmental official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(iii) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each Borrower has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrowers and each Subsidiary is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

SECTION 6

AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed (or, in the case of Sections 6.12, 6.13, 6.14, 6.15 and 6.17, within the time period specified therein), Borrowers shall, and shall (except in the case of Borrowers’ reporting covenants set forth in Sections 6.01 and 6.02(a)-(c) and Borrowers’ covenants set forth in Sections 6.12, 6.13 and 6.14), cause each Subsidiary, to:

6.01. Financial Statements. Deliver to Lender, in form and detail satisfactory Lender:

(a) (i) as soon as available, but in any event within 95 days after the end of each fiscal year of Borrowers (starting with the fiscal year ended December 31, 2014, provided that for the fiscal year ended December 31, 2014 only, Borrowers shall deliver the following on or before June 15, 2015), a consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal year, and the related

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consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and (ii) as soon as available, but in any event within 95 days after any fiscal year, a consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit and accompanied by a Compliance Certificate as required under Section 6.02(a) hereof;

(b) as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrowers (starting with the fiscal quarter ended March 31, 2015), a consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Borrowers’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and accompanied by a Compliance Certificate as required under Section 6.02(a) hereof;

(c) as soon as available, but in any event within 10 days after the end of each calendar month, a monthly Asset Coverage Ratio Report (as required by Section 7.11), a monthly cash report, monthly accounts receivable and payable reports with agings and monthly inventory report, all in reasonable detail.

(d) such other financial reports as Lender may reasonably request from Borrowers, including without limitation, annual projections, as approved by the Board of Directors of each Borrower, for the Borrowers’ next fiscal year to be delivered within 60 days after the end of each fiscal year of Borrowers; and

(e) Reports required to be delivered pursuant to clauses (a) and (b) of this Section 6.01 shall be deemed to have been delivered on the date on which Borrowers posts such reports on Borrowers’ website on the Internet at the website address listed on Schedule 9.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov ; provided that (x) Borrowers shall deliver paper copies of the reports referred to in such clauses (a) and (b) of this Section 6.01 to Lender if Lender requests Borrowers to deliver such paper copies until written request to cease delivering paper copies is given by Lender, (y) Borrowers shall notify Lender of the posting of any such new material, and (z) in every instance Borrowers shall provide paper copies of the Compliance Certificates required by clause (a) of Section 6.02 to Lender.

6.02. Certificates, Notices and Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) (as to (c) regarding the Asset Coverage Ratio only), a duly completed Compliance Certificate signed by a Senior Officer of each Borrower;

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(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lender pursuant hereto;

(c) promptly after the occurrence thereof, notice of any Default or Event of Default;

(d) notice of any change in accounting policies or financial reporting practices by any Borrower or any Subsidiary that is material to Borrowers or to Borrowers and their Subsidiaries on a consolidated basis;

(e) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting any Borrower where the reasonably expected damages to such Borrower exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief could reasonably be expected to have a Material Adverse Effect;

(f) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

(g) promptly after the occurrence thereof, notice of any Material Adverse Effect; and

(h) promptly, such other data and information as from time to time may be reasonably requested by Lender. Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither any Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to Lender, or its designated representative, is then prohibited by law or any agreement binding on any Borrower or any of its Subsidiaries that was not entered into by any Borrower or any such Subsidiary for the purpose of concealing information from the Lender.

Each notice pursuant to this Section shall be accompanied by a statement of a Senior Officer of such Borrower setting forth details of the occurrence referred to therein and, if applicable, stating what action such Borrower has taken and proposes to take with respect thereto.

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The annual reports, proxies, financial statements or other communications required by Section 6.02(b) above shall be deemed to have been delivered on the date on which Borrower posts such reports on Borrowers’ website on the Internet at the website address listed on Schedule 9.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that (y) Borrowers shall deliver paper copies of the reports referred to in Section 6.02(b) to Lender if Lender requests Borrowers to deliver such paper copies until written request to cease delivering paper copies is given by Lender, and (z) Borrowers shall notify Lender of the posting of any such new material.

6.03. Payment of Taxes and Claims. Pay and discharge when due all federal, state and other material Taxes, assessments, governmental charges, levies and claims for sums that have become due and payable, except for any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and no item or portion of property of any Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof.

6.04. Preservation of Existence. Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except (i) as permitted by Section 7.03, or (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05. Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies satisfactory to the Lender in such amounts and against such risks as is customary for similarly situated businesses.

6.07. Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority including, without limitation, ERISA, Environmental Laws, the Anti-Money Laundering Laws, U.S. Economic Sanctions and the Anti-Corruption Laws, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

(c) Prevent itself or any Affiliate from (i) becoming a Blocked Person, (ii) using any part of the proceeds of the Loan, directly or indirectly, to lend, contribute, provide, or otherwise make available to fund any activity or business with or related to any Blocked Peron or Sanctioned Country, or in any other manner that will result in any violation or breach by any Person of any U.S. Economic Sanctions and (iii) using any part of the proceeds of the Loan, directly or indirectly, for any payment to any payment to any governmental official or

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employee, political party, official of a political party, candidate for political officer, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

6.08. Inspection Rights. Permit Lender to perform an annual collateral field audit of Borrower’s accounts receivable, inventory and equipment. In addition, at any time during regular business hours and as often as reasonably requested upon reasonable notice (but not more often than twice in a calendar year unless an Event of Default exists), permit Lender, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrowers’ records and books of account and to visit and inspect its properties, including, but not limited to, an annual collateral field audit on accounts receivable and inventory, and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Lender true copies of all financial information and internal management reports made available to their board of directors (or any committee thereof). Notwithstanding any provision of this Agreement to the contrary, so long as no Default or Event of Default shall have occurred and be continuing, neither any Borrower nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination, photocopying or making extracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) the disclosure of which to Lender, or its designated representative, is then prohibited by law or any agreement binding on any Borrower or any of its Subsidiaries that was not entered into by any Borrower or any such Subsidiary for the purpose of concealing information from the Lender. Borrowers shall, however, furnish to Lender such information concerning Borrowers’ intellectual property (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Lender to perfect a security interest in such intellectual property.

6.09. Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Borrower or any applicable Subsidiary.

6.10. Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11. Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the nonperformance of which would not cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12. [Reserved].

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6.13. Material Subsidiaries.

(a) In the event that any Borrower or any Domestic Subsidiary creates or acquires a domestic Material Subsidiary, such Borrower (or Domestic Subsidiary) shall within forty-five (45) days (unless a longer period is agreed to by Lender) (i) cause such Material Subsidiary (aa) to execute and deliver a Guaranty, in form and substance satisfactory to Lender, in favor of Lender, and (bb) to execute and deliver a security agreement, substantially in the form of the Security Agreement, granting a security interest in its assets to secure the Guaranty; (ii) pledge to Lender the ownership interests in such Material Subsidiary pursuant to a pledge agreement substantially in the form of the Stock Pledge Agreement; and (iii) deliver to Lender the outstanding share certificates to the extent such equity interests are certificated (or other evidence of its equity) evidencing such pledged ownership interests; provided, however, in no event shall (1) the aggregate amount of assets for all domestic Subsidiaries that are not a Guarantor and party to a security agreement referred to in this subsection (a) exceed 20% of the total assets of such Borrower and its Subsidiaries as of the last day of the most recent fiscal year of the Borrower for which the Borrower has delivered audited financial statements and (2) the aggregate amount of revenues for all domestic Subsidiaries that are not a Guarantor and party to a security agreement exceed 20% of the total revenues of such Borrower and its Subsidiaries for the most recent fiscal year of Borrowers for which the Borrowers have delivered audited financial statements and such Borrower shall, from time to time, cause such additional domestic Subsidiaries to execute and deliver the documents referred to in this subsection (a) and comply with the other provisions of this subsection (a) as required to comply with this proviso.

(b) In the event that any Borrower creates or acquires a First Tier Foreign Subsidiary, such Borrower shall within ninety (90) days (unless a longer period is agreed to by Lender) (i) pledge to Lender sixty-six percent (66%) of the ownership interests in such foreign Material Subsidiary owned by such Borrower pursuant to a pledge agreement substantially in the form of the Stock Pledge Agreement; (ii) deliver to Lender the outstanding shares certificates (or other evidence of its equity) evidencing such pledged ownership interests; and (iii) take such further actions as Lender requests to perfect the security interest in such pledged ownership interests.

6.14. Use of Proceeds. Use the proceeds of the Loans for lawful general corporate purposes including working capital, to repay certain Indebtedness of the Borrower and for capital expenditures and other expenses not otherwise in contravention of this Agreement.

6.15. Post-Closing Requirement.

(a) Within thirty (30) days of the Closing Date, Borrowers will provide a completed Lender’s Loss Payable endorsement naming Lender as a Lender’s Loss Payee, in form and substance satisfactory to Lender.

(b) Within sixty (60) days of the Closing Date, obtain an executed Landlord’s Agreement from the landlord of each of the Borrowers’ offices in Sunnyvale, CA and Grass Valley, CA, in form and substance reasonably satisfactory to Lender.

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6.16. Deposit Accounts. (a) At all times maintain its primary deposit accounts, including the Designated Deposit Account, with Opus Bank, and (b) direct that all customer payments be paid into a lockbox account at Opus Bank. Notwithstanding the foregoing, Borrowers and their Subsidiaries shall be permitted to maintain Cash in accounts outside of the United States, in an aggregate amount not to exceed the equivalent of US$500,000.

6.17. Insurance. Cause the Lender to be named as loss payee on all property insurance policies, and the Lender to be named as additional insured on all liability insurance policies, obtained or maintained by or on behalf of any Borrower or any of its Subsidiaries. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interests of the Lender shall not be impaired or invalidated by any act or neglect by any Borrower or any of its Subsidiaries. If the Borrowers fail to provide and pay for such insurance, the Lender may, at its option, but shall not be required to, procure the same and charge the Borrowers therefor.

6.18. Lockbox Account and Bridge Bank. Cause all monies deposited into, or held in, any lockbox account maintained for Borrowers at Bridge Bank (including without limitation, the account ending in 9984) to be swept daily into the deposit accounts governed by the Deposit Account Control Agreement dated as of the date hereof by and between Borrowers, Lender and Bridge Bank.

SECTION 7

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(a) Indebtedness under this Agreement;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to such Borrower and its Subsidiaries or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (iii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

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(c) Ordinary Course Indebtedness;

(d) Indebtedness of Borrowers under any letter of credit facility (a “Permitted LC Agreement”); provided that (A) the sum at any time of the aggregate face amount of all letters of credit issued and outstanding under all Permitted LC Agreements, plus the aggregate amount of all unremedied drawings under such letters of credit, does not exceed $2,000,000, and (B) the Indebtedness of Borrowers under any Permitted LC Agreement is at all times either unsecured or secured by Liens permitted pursuant to Section 7.02;

(e) Indebtedness of Borrowers and their Subsidiaries under loans and Capital Leases incurred by any Borrower or any of its Subsidiaries to finance the acquisition by such Person of real property, improvements, fixtures, equipment or other fixed assets (together with attachments, ascensions, additions, “soft costs” and proceeds thereof), provided that in each case, (i) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, (ii) such Indebtedness does not exceed the purchase price of the property so financed, and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $500,000 at any time;

(f) Indebtedness of Borrowers and their Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by subsections (d) and (e) above or this clause (f), provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(g) unsecured Indebtedness of any Borrower to any of such Borrower’s Subsidiaries, Indebtedness of any of Borrower’s Subsidiaries to any Borrower or Indebtedness of any of any Borrower’s Subsidiaries to any of such Borrower’s other Subsidiaries; provided that any such Indebtedness shall be unsecured and expressly subordinated to the indefeasible payment in full in cash of the Obligations on terms satisfactory to the Lender;

(h) Subordinated Debt of any Borrower to any Person, provided that (A) such Indebtedness contains subordination provisions no less favorable to Lender than those set forth in Schedule 7.10 or as otherwise approved by the Lender and (B) the aggregate principal amount of all Subordinated Debt of Borrowers outstanding does not exceed $10,000,0000 at any time; and (C) the maturity date of the Subordinated Debt shall not be earlier than 120 days after following the Maturity Date of the Loans;

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(i) [Reserved]; and

(j) Other unsecured Indebtedness not included in (a) through (i) above and not exceeding, in the aggregate outstanding principal amount at any time, $500,000.

7.02. Liens. Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.01(b);

(b) Ordinary Course Liens;

(c) Liens on Cash or Cash Equivalents securing reimbursement obligations of Borrowers under letters of credit in an aggregate amount of all such cash and cash equivalents not to exceed $1,000,000;

(d) Liens on the property or assets of any corporation which becomes a Subsidiary of any Borrower after the date of this Agreement, provided that (i) such Liens exist at the time such corporation became a Subsidiary or such assets were acquired, and (ii) such Liens were not created in contemplation of such acquisition by such Borrower;

(e) Liens securing Indebtedness and any related obligations of any Borrower or any of its Subsidiaries which constitutes Permitted Indebtedness under Section 7.01(e);

(f) Rights of vendors or lessors under conditional sale agreements, Capital Leases or other title retention agreements, provided that in each case, (i) such rights secure or otherwise relate to Permitted Indebtedness, (ii) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Indebtedness (together with accessions, additions, replacements and proceeds thereof), and (iii) such rights do not secure any Indebtedness other than Permitted Indebtedness;

(g) [Reserved];

(h) Liens incurred in connection with leases, subleases, licenses and sublicenses granted to Persons not interfering in any material respect with the business of Borrowers and their Subsidiaries and any interest or title of a lessee or licensee under any such leases, subleases, licenses or sublicenses; and

(i) Liens not otherwise permitted hereunder on the property or assets of any Borrower and any of its Subsidiaries securing (i) borrowed money Indebtedness, or (ii) all obligations of Borrowers arising other than in connection with any securitization which are evidenced by bonds, debentures, notes or other similar instruments; provided that, in each case, the aggregate outstanding principal amount of all Indebtedness secured by such Liens does not exceed at any time $300,000.

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7.03. Fundamental Changes. Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except that:

(a) any Subsidiary may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving corporation, (ii) any one or more Subsidiaries, provided that if such Subsidiary is a Guarantor, such Subsidiary shall be the continuing or surviving corporation, and (iii) any joint venture, partnership or other Person, so long as such joint venture, partnership and other Person will, as a result of making such merger and all other contemporaneous related transactions, become a Subsidiary and a Guarantor (if the Subsidiary which merged with such joint venture, partnership or other Person was a Guarantor);

(b) any Subsidiary may sell or transfer all or substantially all of its assets (through voluntary liquidation, dissolution or winding up or otherwise), to any Borrower or to another Subsidiary; provided that if, either immediately prior to or after giving effect (on a pro forma basis) to such proposed sale or transfer (i) an Event of Default shall have occurred and be continuing or (ii) the Leverage Ratio (determined on a pro forma basis after giving effect to such transaction) is greater than 2.00 to 1.00, no Guarantor shall make any such sale or transfer to any Subsidiary which is not also a Guarantor or does not concurrently therewith become a Guarantor;

(c) any Borrower may merge into or consolidate with any other Person, provided that (i) such Borrower is the surviving corporation, and (ii) immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; and

(d) any Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction is a Disposition otherwise permitted under Section 7.04 or an Investment otherwise permitted under Section 7.05 and immediately after giving effect to such merger or consolidation, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Borrowers are in compliance with the provisions of Section 7.11(a) determined on a pro forma basis after giving effect to such transaction.

To the extent any Subsidiary is a Guarantor, the surviving entity of any merger permitted hereunder shall execute such documentation as is satisfactory to Lender to ratify or otherwise assume the obligations under such Guaranty.

7.04. Dispositions. Make any Dispositions, except:

(a) Ordinary Course Dispositions and other Dispositions permitted by this Agreement;

(b) Dispositions permitted by Section 7.03; and

(c) Dispositions not otherwise prohibited hereunder, provided that the book value of the property so disposed in any such Dispositions from and after the Closing Date shall not at any time exceed $300,000.

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7.05. Investments. Make any Investments, except for the following (“Permitted Investments”):

(a) Investments existing on the Closing Date and listed on Schedule 7.05 attached hereto;

(b) Ordinary Course Investments;

(c) Investments permitted by Section 7.01 or Section 7.03;

(d) Investments in the nature of Permitted Acquisitions;

(e) Investments of Borrowers and their Subsidiaries in Swap Contracts, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;

(f) Investments not otherwise permitted hereunder, provided that the aggregate amount of such other Investments (less any return on any such Investments) does not at any time exceed $100,000.

7.06. Restricted Payments. Make any Restricted Payments, except as follows:

(a) (i) Borrowers may pay dividends or other distributions payable solely in shares of capital stock of any Borrower or any Subsidiary or (ii) a Subsidiary may pay dividends or other distributions to any Borrower or to another Subsidiary; provided that the total of all such dividends or other distributions to Subsidiaries which are not Guarantors shall not exceed $300,000 over the life of this Agreement, and provided further that if (1) a Default or Event of Default shall have occurred and be continuing or (2) the Leverage Ratio (determined on a pro forma basis after giving effect to such transaction) is greater than 2.00 to 1.00, no such dividends or other distributions shall be paid by any Guarantor to any Subsidiary which is not also a Guarantor; provided, however, that this clause (a) shall not restrict dividends or other distributions from Subsidiaries which are not Guarantors to other Subsidiaries which are not Guarantors;

(b) any Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan;

(c) any Borrower may make Restricted Payments in connection with or pursuant to any of its (i) Employee Benefits Plans or in connection with the employment, termination or compensation of its service providers, employees, officers or directors, and (ii) to repurchase Equity Securities of a Borrower which a shareholder is selling whether such repurchase is pursuant to a repurchase right or otherwise, provided, however, that with respect to (c)(ii) above, such Restricted Payments may not exceed $1,000,000 in the aggregate at any time there are Outstanding Obligations; and

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(d) any Subsidiary of any Borrower may declare or pay any ratable dividends in respect of its Equity Securities or purchase or redeem shares of its Equity Securities or make distributions to shareholders not otherwise permitted hereunder, provided that (i) the aggregate amount paid or distributed in any period of four consecutive quarters (excluding any amounts covered by subsection (b) above) does not exceed 5% of Consolidated Tangible Net Worth as determined as of the fiscal quarter immediately preceding the date of determination; and (ii) when combined with the amount of all purchases of Equity Securities made under Section 7.06(e), the total of all such dividends, purchases or redemptions shall not exceed the sum of $100,000 in the aggregate over the life of this Agreement; provided, further, that the provisions of this clause (f), shall not restrict any Subsidiary from declaring or paying dividends to any Borrower or to any wholly owned Subsidiary of Borrower.

7.07. ERISA. At any time engage in a transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Pension Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, has a Material Adverse Effect.

7.08. [Reserved].

7.09. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (other than transactions among Borrowers or any of its Subsidiaries and any Subsidiary) of Borrowers other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder, except as follows:

(a) reasonable and customary fees in the industry paid to members of the board of directors (or similar governing body) of such Borrower or its Subsidiaries; and

(b) reasonable compensation arrangements and benefit plans for officers and employees of such Borrower and its Subsidiaries entered into or maintained in the ordinary course of business, provided that such transactions in no instance shall have a Material Adverse Effect on any Borrower or any Subsidiary.

7.10. Certain Indebtedness Payments, Etc. Pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof (y) any Subordinated Debt except as otherwise permitted under this Section 7.10 or (z) during any period when an Event of Default has occurred and is continuing, any Indebtedness of Borrowers and their Subsidiaries; amend, modify or otherwise change the terms of any document, instrument or agreement evidencing Subordinated Debt such that such amendment, modification or change would (a) cause the outstanding aggregate principal amount of all such Subordinated Debt so amended, modified or changed to be increased as a consequence of such amendment, modification or change, (b) cause the subordination provisions applicable to such Subordinated

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Debt to be less favorable to Lender than those set forth on Schedule 7.10, (c) increase the interest rate applicable thereto, (d) accelerate the scheduled payment thereof, or (e) change any default or event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or confer any additional rights on the holders of such Subordinated Debt (or a trustee or other representative on their behalf) which would be adverse to Lender.

7.11. Financial Covenants.

(a) Asset Coverage Ratio. Permit the Asset Coverage Ratio, reported in accordance with Section 6.01(c) and determined as of the last day of any fiscal month of Borrowers, to be less than as set forth below:

Date	Ratio

Closing Date to September 30, 2015	1.00:1.00

After September 30, 2015	1.10:1.00

(b) Minimum Consolidated EBITDA. Permit Consolidated EBITDA (measured on a trailing three month basis) to be less than as set forth below:

Quarter Ending	Minimum EBITDA
September 30, 2015	$1
December 31, 2015	$1
March 31, 2016	$1
June 30, 2016	$250,000
September 30, 2016 and thereafter	$500,000

provided, however that this Section 7.11(b) shall not apply if, at all times during the applicable quarter, Cash held in the Designated Deposit Account is greater than 125% of the current outstanding principal amount of the Loan; provided, further, that if for any fiscal quarter it is ultimately determined that Cash held in the Designated Deposit Account was less than 125% of the outstanding principal amount of the Loan for such fiscal quarter then compliance with the above stated minimum Consolidated EBITDA shall be required.

7.12. Accounting Changes. Change (i) its fiscal year, or (ii) its accounting practices except as permitted by GAAP, in each case, except to the extent required in order to conform the fiscal year or accounting practices of a Subsidiary with those of Borrowers.

7.13. Organization Documents. Amend or modify its Organization Documents in a manner adverse to the Lender.

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7.14. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, the other Loan Documents and Indebtedness of foreign Subsidiaries permitted pursuant to Section 7.01) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or otherwise transfer property to any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except with respect to specific property encumbered to secure payment of particular Indebtedness incurred to finance the acquisition thereof and permitted pursuant to Section 7.01(e); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Borrowers fail to pay any principal on any Outstanding Obligation (other than fees) as and on the date when due; or

(b) Borrowers fail to pay any interest on any Outstanding Obligation or fails to pay any other fees or amount payable to Lender under any Loan Document within five (5) Business Days after the date due; or

(c) Any default occurs in the observance or performance of any agreement contained in Section 7; or

(d) Any default occurs in the observance or performance of any agreement contained in Section 6.01 and such default continues for ten (10) days after receipt of Lender’s written notice informing Borrower that delivery of an item is late; or

(e) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or a Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt of Lender’s written notice; or

(f) Any representation or warranty in any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(g) (i) any Borrower or any Material Subsidiary (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount which remains uncured beyond any applicable cure period, or (y) defaults in the observance or performance of any other agreement or covenant relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or

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agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any Guaranty Obligation in excess of the Threshold Amount to become payable or cash collateral in respect thereof to be demanded on account of such default or other event; or (ii) any Borrower is unable or admits in writing its inability to pay its debts generally as they mature; or

(h) Any Loan Document (or the subordination provisions of any Subordinated Debt), at any time after its execution and delivery and for any reason other than the agreement of Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i) (i) A final judgment against any Borrower or any Material Subsidiary is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against any Borrower or any Material Subsidiary which has a Material Adverse Effect and, in each case if such judgment remains unsatisfied without procurement of a stay of execution within thirty (30) calendar days after the date of entry of judgment; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person representing an obligation for the payment of money which is (singly or in the aggregate with all other such writs or warrants or similar process) in excess of the Threshold Amount and is not released, vacated or fully bonded (A) within thirty (30) calendar days after its issue or levy or (B) if earlier, five (5) days prior to the date of any proposed sale.

(j) any Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Threshold Amount; or (iii) any Borrower or any ERISA Affiliate fails to pay

Adesto Technologies Corporation	Credit Agreement

when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(l) There occurs (i) any Change of Control, or (ii) any event relating to a change in the corporate ownership, control or governance of any Borrower or any Subsidiary as issuer (“Issuer”) of any notes, bonds, debentures, Subordinated Debt or other debt securities, the result of which is to cause Indebtedness evidenced by any such notes, bonds, debentures, Subordinated Debt or other debt securities to be subject to mandatory redemption or repurchase by Issuer, provided the outstanding amount of such outstanding Indebtedness exceeds the Threshold Amount.

8.02. Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of Borrowers (a “Charge”), and if solely by virtue of such Charge, there would exist an Event of Default due to breach of Section 7.11 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (i) the date after such fiscal period end date on which any Borrower announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (ii) the date Borrowers deliver to Lender its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

8.03. Remedies Upon Event of Default. Without limiting any other rights or remedies of Lender provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(j): Lender may declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by each Borrower; and/or

(b) Upon the occurrence of any Event of Default described in Section 8.01(j):

(i) all obligations of Lender shall automatically terminate without notice to or demand upon Borrowers, which are expressly waived by each Borrower; and

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by each Borrower.

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(c) Upon the occurrence of any Event of Default, Lender, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrowers, which are expressly waived by each Borrower (except as to notices expressly provided for in any Loan Document), may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrowers and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

(d) The order and manner in which Lender’s rights and remedies are to be exercised shall be determined by Lender in its sole and absolute discretion. Regardless of how Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Lender under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Lender hereunder or thereunder or at Law or in equity.

SECTION 9

MISCELLANEOUS

9.01. Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, no consent to any departure by Borrowers therefrom and no release of collateral in which Lender has a security interest prior to payment in full of the Obligations shall be effective unless in writing signed Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02. Transmission and Effectiveness of Communications and Signatures.

(a) Modes of Delivery. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 9.02, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:

Courier:	Scheduled delivery date

Facsimile:	When transmission in legible form complete

Mail:	Fourth Business Day after deposit in U.S. mail first class postage pre-paid

Personal delivery:	When received

Telephone:	When conversation completed

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provided, however, that communications delivered to Lender pursuant to Section 2 must be in writing and shall not be effective until actually received by Lender.

(b) Reliance by Lender. Lender shall be entitled to rely and act on any communications purportedly given by or on behalf of any Borrower even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Each Borrower shall indemnify Lender from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Documents and Signatures. Documents and agreements delivered from time to time in connection with the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on Borrowers and Lender. Lender may also request that any such documents and signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile documents or signatures.

9.03. Attorney Costs, Expenses and Taxes. Each Borrower, jointly and severally, agrees (a) to pay or reimburse Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization), collection and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. Such costs and expenses shall also include administrative costs of Lender reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrowers under this Section shall bear interest from the tenth day following the date of demand for payment at the Default Rate, unless waived by Lender. The agreements in this Section shall survive repayment of all Obligations.

Adesto Technologies Corporation	Credit Agreement

9.04. Binding Effect; Assignment.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Each Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrowers’ rights under the Loan Documents.

(b) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

9.05. Set-off. In addition to any rights and remedies of Lender or any assignee or participant of Lender thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrowers, any such notice being waived by each Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of any Borrower and its Subsidiaries which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of any Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

9.06. [Reserved].

9.07. [Reserved].

9.08. No Waiver; Cumulative Remedies.

(a) No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

Adesto Technologies Corporation	Credit Agreement

9.09. Usury. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrowers. In determining whether the interest or a fee contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11. Integration. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.12. Nature of Lender’s Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by Lender pursuant hereto or thereto may, or may be deemed to, make Lender a partnership, an association, a joint venture or other entity, either with any Borrower or any Affiliate of Borrower.

9.13. Survival of Representations and Warranties; Termination of Agreement. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate when this Agreement terminates. Such representations and warranties have been or will be relied upon by Lender, notwithstanding any investigation made by Lender or on its behalf. This Agreement shall terminate when all costs and expenses (including Attorney Costs) incurred by or otherwise owing to Lender have been paid, accrued and unpaid interest on the Loans has been paid, the unpaid principal on the Loans has been paid and all other amounts and Obligations then owing (including, but not limited to, fees and indemnities) to Lender under the Loan Documents have been paid.

9.14. Indemnity by Borrower. Each Borrower agrees to indemnify, defend, save and hold harmless Lender and its respective Affiliates, directors, officers, agents, attorneys and

Adesto Technologies Corporation	Credit Agreement

employees (collectively, the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower, any of its Affiliates or any its officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Loan Commitments, the use or contemplated use of the proceeds of any Loan, property that is the subject of any Material Lease or any other collateral given to secure the obligations of Borrowers under this Agreement, or the relationship of Borrowers and Lender under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) all liabilities, claims, actions, loss, damages, including, without limitation, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Indemnitees’ counsel) directly or indirectly arising out of or resulting from any Hazardous Substance being present at any time in or around any part of the property that is the subject of any Material Lease, or in the soil, groundwater or soil vapor on or under the property that is the subject of any Material Lease, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources; (e) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. This Section 9.14 shall survive termination of this Agreement.

9.15. Nonliability of Lender.

Each Borrower acknowledges and agrees that:

(a) Any inspections of any property of any Borrower made by or through Lender are for purposes of administration of the Loan Documents only, and Borrowers are not entitled to rely upon the same (whether or not such inspections are at the expense of any Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

Adesto Technologies Corporation	Credit Agreement

(c) The relationship between Borrowers and Lender is, and shall at all times remain, solely that of borrower and lender; Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Borrower or its Affiliates, or to owe any fiduciary duty to any Borrower or its Affiliates; Lender does not undertake or assume any responsibility or duty to any Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform any Borrower or its Affiliates of any matter in connection with their property or the operations of such Borrower or its Affiliates; each Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither any Borrower nor any other Person is entitled to rely thereon; and

(d) Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Borrower and/or its Affiliates and each Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

9.16. No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrowers and Lender in connection with the Loans, and is made for the sole benefit of Borrowers and Lender, and Lender’s successors and assigns. Except as provided in Sections 10.04 and 10.13, no other Person shall have any rights of any nature hereunder or by reason hereof.

9.17. Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.18. Confidentiality. Lender shall use any confidential non-public information concerning Borrowers and their Subsidiaries that is furnished to Lender by or on behalf of Borrowers and their Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Lender may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, advisors, or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Lender’s business or that of its Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Lender’s or any of their Affiliates’

Adesto Technologies Corporation	Credit Agreement

security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Lender or any of their Representatives under the Loan Documents; (e) pursuant to any subpoena or any similar legal process so long as Borrowers are, or have been, given notice of such legal process and the opportunity to seek a protective order; (f) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrowers and the Loans is solely for purposes of evaluating an investment in such Securitization; provided that any such recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; and (g) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that any such recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Lender’s possession prior to its being provided by or on behalf of the Borrowers, provided that such information is not known by Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrowers, (y) is or becomes publicly available (other than through a breach hereof by Lender), or (z) becomes available to Lender on a non-confidential basis, provided that the source of such information was not known by Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

9.19. Further Assurances. Each Borrower and its Subsidiaries shall, at their expense and without expense to Lender, do, execute and deliver such further acts and documents as Lender from time to time reasonably requires for the assuring and confirming unto Lender of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document (including, without limitation, any matters set forth in any supplement agreement regarding post-closing deliveries or filings entered into with the Lender).

9.20. Headings. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

9.21. Time of the Essence. Time is of the essence of the Loan Documents.

9.22. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF

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THIS AGREEMENT, BORROWERS AND LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWERS AND LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. BORROWERS AND LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.23. Judicial Reference Waiver of Jury Trial. In all the Loan Documents the sections regarding “Jury Trial Waiver” are hereby deleted in their entirety and all claims in connection with the Loan Documents shall be determined by a consensual general judicial reference, pursuant to the provisions of California Code of Civil Procedure §§ 638 et seq., as such statutes may be amended or modified from time to time, and as more fully set forth in Exhibit E.

9.24. PATRIOT Act Notification. Lender hereby notifies Borrowers (and each Subsidiary) that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrowers (and, to the extent requested, each Subsidiary), which information includes the name and address of Borrowers (and, to the extent requested, each Subsidiary) and other information that will allow Lender to identify Borrowers (and, to the extent requested, each Subsidiary) in accordance with the USA PATRIOT Act.

9.25. Entire Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ADESTO TECHNOLOGIES CORPORATION, a California corporation, as a Borrower			ARTEMIS ACQUISITION LLC, a California limited liability company, as a Borrower

				By:	Adesto Technologies Corporation, as sole member and manager of Artemis Acquisition LLC
By:	/s/ Narbeh Derhacobian
	Name:	Narbeh Derhacobian
	Its:	President & CEO
			By:	/s/ Narbeh Derhacobian
				Name:	Narbeh Derhacobian
				Its:	President & CEO

OPUS BANK, as Lender

			By:	/s/ Kevin McBride
				Name:	Kevin McBride
				Its:	Senior Managing Director